Exhibit 99.1
(LOGO)

                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Arthur Hodges
                  720-888-6184


                    Level 3 Announces Executive Appointments

        Sunit S. Patel to Join Level 3; Will Become Group Vice President
                           And Chief Financial Officer

                 Sureel Choksi to Chair New Services Initiative
                           And Assume Operational Role


BROOMFIELD, Colo., March 13, 2003 - Level 3 Communications, Inc. (Nasdaq: LVLT) announced today that Sunit S. Patel has joined the company as group vice president. It is anticipated that Mr. Patel will succeed Sureel Choksi as Chief Financial Officer of Level 3 in May 2003, following the 2003 Annual Meeting of Stockholders.

Mr. Patel was formerly chief financial officer of Looking Glass Networks Inc., a facilities-based provider of metropolitan telecommunication transport services. Prior to co-founding Looking Glass, Mr. Patel was Treasurer of MCI WorldCom, WorldCom and MFS Communications from 1994 to March 2000. He has extensive experience in financial planning, capital raising, capital allocation, budgeting, management reporting systems, risk management, and mergers and acquisitions.

"Level 3 has emerged as a clear leader in the communications industry following the market difficulties of the past few years," Mr. Patel said. "As a result of the actions the company has taken over the past 24 months, Level 3 is in a strong financial position. I

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look  forward to helping  the company  continue  its success as it builds on the leadership position it has already established."

"Sunit brings extensive telecommunications industry experience to this position, and I look forward to once again having the opportunity to work closely with him, as in our prior days together at MFS Communications," said James Q. Crowe, chief executive officer of Level 3.

Choksi to Chair New Services  Initiative
"As we discussed during our earnings conference call in February, Level 3 has achieved the milestones required to position the company as a financially strong business partner to our customers," said Crowe. "It was in large part due to the efforts of Sureel Choksi that we were able to achieve these milestones.

"Because of the success of our financial initiatives, we are now positioned to increase our focus on new services and growing high margin revenues," said Crowe. "This effort is aimed at capitalizing on a singular opportunity to establish our company as the premier provider of innovative communication services to a global group of financially stable customers."

"Given the importance of this effort, I have asked Sureel to chair a group of senior executives charged with improving our ability to develop and deploy new services which leverage our significant technical and organizational advantages. We expect to announce the results of this important initiative at or before the time at which Sureel formally passes his responsibilities to Sunit Patel. We will also announce Sureel's new operational role and responsibilities at that time," said Crowe.

"I have enjoyed my experience serving as Level 3's CFO," said Sureel Choksi. "At the same time, I am excited by the prospect of taking on an operational role and contributing to Level 3's efforts to grow our business. I've known Sunit Patel for a number of years and am pleased that he is joining Level 3. I look forward to working closely with him to ensure a smooth transition."

Company  Reaffirms  Previous  Financial  Projections
On February 4, 2003, the company provided financial projections for the first quarter and full year 2003. In conjunction with today's announcement, Sureel Choksi reaffirmed the company's previous projections. "We are reaffirming the projections that we made in our last quarterly release and remain on track to achieve positive free cash flow during the second quarter of 2004."

About  Level  3  Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications
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services over its 20,000-mile  broadband fiber optic network including  Internet
Protocol (IP) services,  broadband transport,  colocation services, and patented
Softswitch-based   managed  modem  and  voice  services.   Its  Web  address  is
www.Level3.com.

The company offers managed IP and information services through its subsidiaries, Genuity Managed Services, (i)Structure and Software Spectrum. For additional information, visit their respective web sites at www.genuity.com, www.softwarespectrum.com, and www.i-structure.com.

Forward  Looking  Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, the challenges of integration, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.



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